                                                                    EXHIBIT 99.1
NEWS RELEASE



                        PSYCHEMEDICS STOCKHOLDERS APPROVE
                           1 FOR 4 REVERSE STOCK SPLIT


Cambridge, Massachusetts, July 30, 2002 -- Psychemedics Corporation (AMEX: PMD) today announced that it has received shareholder approval for the one-for-four reverse split of its common stock. The reverse split had already been approved by the board of directors.

As of August 1, 2002, each four shares of outstanding common stock of the company will automatically be converted into one share. In addition, each four shares of common stock subject to options will be converted into one share. As a result of the reverse split, the cash dividend recently declared by the Board of Directors and payable on September 19th to holders of record on September 5th will now be in the amount of $.08 per share, rather than $.02 per share.

Raymond C. Kubacki, President and Chief Executive Officer of Psychemedics, noted, "The reverse stock split is an integral element of our strategic positioning of the Company that will reduce the number of shares from over 20 million to approximately 5 million. The company believes that this action, together with our improved earnings and dividend increase as recently announced for the second quarter, better positions Psychemedics to attract coverage from institutions and professional investors interested in small growth companies."

The reverse split will be effective as of 12:01 a.m. EDT on Thursday, August 1, 2002, and the Company's common stock will begin trading on a post-split basis at the opening of trading on the American Stock Exchange that same day. Fractional shares of stock will not be issued as a result of the reverse split. Stockholders who would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares, based on the closing price of the common stock on July 31, 2002. Stockholders will receive instructions by mail regarding the method of exchanging the old stock certificates for new stock certificates. EquiServe, LP, is the Company's transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse stock split. Psychemedics is the world's largest provider of hair testing for drugs of abuse with over 2,300 corporations relying on the patented Psychemedics drug testing services. The Company has THE ONLY FDA CLEARED HAIR TEST for drugs of abuse. Psychemedics clients include over 10% of the Fortune 500, the six major police departments in America and seven Federal Reserve Banks.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning coverage of the company by institutions and professional investors), may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, risks associated with stock market conditions generally, investor perceptions regarding reverse stock splits, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

The Psychemedics web site is www.drugtestwithhair.com


                                       5